Exhibit 10.1

FPIC INSURANCE GROUP, INC.
DEFERRED COMPENSATION PLAN

AS AMENDED AND RESTATED, EFFECTIVE JANUARY 1, 2005

FPIC Insurance Group, Inc. 2005 Deferred Compensation Plan

FPIC Insurance Group, Inc. 2005 Deferred Compensation Plan

ARTICLE I
Establishment and Purpose

FPIC Insurance Group, Inc. (the “Company”) maintains the FPIC Insurance Group, Inc. Deferred Compensation Plan, originally adopted effective November 1, 1994, as amended (the “Original Plan”). The Company hereby amends and restates the Plan effective as of January 1, 2005 (the “2005 Plan” or the “Plan”). The purpose of this amendment and restatement is to add certain plan features and to comply with requirements of Code Section 409A for all Accounts regardless of whether Deferrals occurred before or after January 1, 2005 (no “grandfathered” Accounts).

The purpose of the Plan continues to be to attract and retain key employees by providing each Participant with an opportunity to defer receipt of a portion of their salary, bonus, and other specified compensation. The Plan is not intended to meet the qualification requirements of Code Section 401(a), but is intended to meet the requirements of Code Section 409A. The Plan is intended to be an unfunded arrangement for eligible employees who are part of a select group of management or highly compensated employees of the Company and its Affiliates (as defined below) within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

ARTICLE II
Definitions

2.1
Account. Account means a bookkeeping account maintained by the Plan Administrator to record the Company’s payment obligation to a Participant as determined under the terms of the Plan. The Plan Administrator may maintain one or more Accounts to reflect amounts payable at different times and in different forms pursuant to the terms of a Participant’s Deferral Election. Reference to an Account means any such Account established by the Plan Administrator, as the context requires. Accounts are intended to constitute unfunded obligations of the Company within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

2.2	Account Balance. Account Balance means, with respect to any Account, the total amount of the Company’s payment obligation from such Account as of the most recent Valuation Date.

2.3	Affiliate. Affiliate means a corporation, trade or business that, together with the Company, is treated as a single employer under Code Section 414(b) or (c).

2.4
Beneficiary. Beneficiary means a natural person, estate, or trust designated by a Participant on a Beneficiary Designation Form to receive payments to which a Beneficiary is entitled in accordance with provisions of the Plan, provided that the properly completed and signed Beneficiary Designation Form is received by the Plan Administrator prior to the Participant’s death. The Participant’s spouse, if living, otherwise the Participant’s estate, shall be the Beneficiary if:

(i) the Participant has not designated a natural person or trust as Beneficiary, or

FPIC Insurance Group, Inc. 2005 Deferred Compensation Plan

(ii) all designated Beneficiaries have predeceased the Participant.

A former spouse shall have no interest under the Plan, as Beneficiary or otherwise, unless (i) the Participant designates such person as a Beneficiary after dissolution of the marriage or (ii) such interest is ordered under a domestic relations order described in Section 8.9.

2.5	Business Day. A Business Day is each day on which the New York Stock Exchange is open for business.

2.6	Change in Control. Change in Control means the earliest to occur of the following events:

(i) either (A) receipt by the Company of a report on Schedule 13D, or an amendment to such a report, filed with the Securities and Exchange Commission pursuant to Section 13(d) of the Securities Exchange Act of 1934 (the "1934 Act"), disclosing that any person (as such term is used in Section 13(d) of the 1934 Act) ("Person"), is the beneficial owner, directly or indirectly, of twenty percent (20%) or more of the outstanding stock of the Company, or (B) actual knowledge by the Company of facts on the basis of which any Person is required to file such a report on Schedule 13D, or to file an amendment to such a report, with the SEC (or would be required to file such a report or amendment upon the lapse of the applicable period of time specified in Section 13(d) of the 1934 Act) disclosing that such Person is the beneficial owner, directly or indirectly, of twenty percent (20%) or more of the outstanding stock of the Company;

(ii) purchase by any Person, other than the Company or an Affiliate of the Company directly or indirectly wholly-owned by the Company, of shares pursuant to a tender or exchange offer to acquire any stock of the Company (or securities convertible into stock) for cash, securities or any other consideration provided that, after consummation of the offer, such Person is the beneficial owner (as defined in Rule 13d-3 under the 1934 Act regardless of whether the Company or such Person would otherwise be subject to the 1934 Act), directly or indirectly, of twenty percent (20%) or more of the outstanding stock of the Company (calculated as provided in paragraph (d) of Rule 13d-3 under the 1934 Act in the case of rights to acquire stock regardless of whether the Company or such Person would otherwise be subject to the 1934 Act);

(iii) either (A) the filing, by any Person acquiring, directly or indirectly, twenty percent (20%) or more of the outstanding stock of the Company of a statement with the Florida Office of Insurance Regulation pursuant to Section 628.461 of the Florida Statutes or a successor statutory provision, or (B) actual knowledge by the Company of facts on the basis of which any Person acquiring, directly or indirectly, twenty percent (20%) or more of the outstanding stock of the Company or a controlling company is required to file such a statement pursuant to Section 628.461 of the Florida Statutes or a successor statutory provision;

FPIC Insurance Group, Inc. 2005 Deferred Compensation Plan

(iv) approval by the shareholders of the Company of (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of stock of the Company would be converted into cash, securities or other property, other than a consolidation or merger of the Company in which holders of its stock immediately prior to the consolidation or merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the consolidation or merger as immediately before, or (B) any consolidation or merger in which the Company is the continuing or surviving corporation but in which the common shareholders of the Company immediately prior to the consolidation or merger do not hold at least a majority of the outstanding common stock of the continuing or surviving corporation (except where such holders of common stock hold at least a majority of the common stock of the corporation that owns all of the common stock of the Company), or (C) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company, or (D) any merger or consolidation of the Company where, after the merger or consolidation, one Person owns 100% of the shares of stock of the Company (except where the holders of the Company's common stock immediately prior to such merger or consolidation own at least 90% of the outstanding stock of such Person immediately after such merger or consolidation);

(v) a change in the majority of the members of the Board within a 24-month period unless the election or nomination for election by the Company's shareholders of each new director was approved by the vote of at least two-thirds (2/3) of the directors then still in office who were in office at the beginning of the 24-month period; or

(vi) in the case of Participant that is an employee of an Affiliate, completion of any transaction as a result of which such Affiliate ceases to be an Affiliate of the Company.

2.7	Claimant. Claimant means a Participant or Beneficiary filing a claim under Article XII of this Plan.

2.8	Code. Code means the Internal Revenue Code of 1986, as amended from time to time.

2.9
Code Section 409A. Code Section 409A means section 409A of the Code, and regulations and other guidance issued by the Treasury Department and Internal Revenue Service thereunder, as modified and replaced from time to time. Reference to proposed Treasury Department regulations shall be construed as reference to the corresponding provisions of the final Treasury Department regulations when said regulations are published.

2.10
Committee. Subject to the provisions of Section 9.2, Committee (or “Deferred Compensation Committee”) means at least three (3) officers of the Company selected by the Compensation Committee of the Board of Directors of the Company or by the Chief Executive Officer of the Company to administer the Plan.

2.11	Company. Company means FPIC Insurance Group, Inc.

FPIC Insurance Group, Inc. 2005 Deferred Compensation Plan

2.12
Company Contribution. Company Contribution means a credit by the Company to a Participant’s Account(s) in accordance with the provisions of Article VI of the Plan. Company Contributions are credited at the sole discretion of the Company and the fact that a Company Contribution is credited in one year shall not obligate the Company or any of its Affiliates to continue to make such Company Contribution in subsequent years.

2.13
Compensation. Compensation means a Participant’s base salary, bonus, commission, and directors’ and advisory board fees received from the Company or its Affiliates, and such other cash or equity-based compensation (if any) approved by the Plan Administrator, as Compensation that may be deferred under this Plan. Notwithstanding the above, unless approved by the Plan Administrator, Compensation shall not include any compensation that has been previously deferred under this Plan or any other arrangement subject to Code Section 409A; and shall not include the value of exercised stock options, vested stock awards, or interest accrued in any nonqualified plan.

2.14	Death Benefit. Death Benefit means payment to a Participant’s Beneficiary(ies) of all remaining unpaid Account Balances as provided in Section 8.3 of the Plan.

2.15
Deferral. Deferral means the credits to a Participant’s Accounts attributable to deferrals of Compensation described in Prop. Treas. Reg. Section 1.409A-1(b)(1) and Earnings on such amounts as provided in Prop. Treas. Reg. Section 1.409A-1(b)(2), except where the context of the Plan clearly indicates otherwise.

2.16
Deferral Election. Deferral Election means an agreement between a Participant and the Company specifying any or all of the following: (i) the amount of each component of Compensation subject to the Deferral Election; (ii) the investment allocation described in Section 7.2; and (iii) the Payment Schedule. The Plan Administrator may permit different deferral amounts for each component of Compensation and may establish a minimum or maximum deferral amount for each such component. Unless otherwise specified by the Plan Administrator in the Deferral Election agreement, Participants may defer up to 100% of their base salary and up to 100% of other types of Compensation for a Plan Year; provided, however, to the extent permissible under Code Section 409A, the Plan Administrator may reduce a Participant’s Deferral Election as necessary to permit sufficient non-deferred Compensation from which the Company may satisfy a Participant’s obligations and elections regarding welfare plans and qualified retirement plans and from which to satisfy tax withholding obligations, and/or to conform the Deferral Election and the Plan to applicable law.

2.17	Director. Director means a member of the Board of Directors or the advisory board of the Company’s subsidiary, First Professionals Insurance Company, Inc.

2.18	Earnings. Earnings means an adjustment to the value of an Account in accordance with Article VII.

FPIC Insurance Group, Inc. 2005 Deferred Compensation Plan

2.19	Eligible Employee. Eligible Employee means a member of a “select group of management or highly compensated employees” of the Company or any Affiliate selected in writing by the Plan Administrator.

2.20	Employee. Employee means a full-time salaried employee of the Company or any Affiliate.

2.21	ERISA. ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.22
Participant. Participant means an Eligible Employee or Director who satisfies Section 3.1 and any other person with an Account Balance greater than zero, regardless of whether such individual continues to be an Eligible Employee. A Participant’s continued participation in the Plan shall be governed by Section 3.2 and Section 3.3 of the Plan.

2.23	Payment Schedule. Payment Schedule means the date(s) as of which payment(s) under the Plan will commence and the form in which such payment(s) will be made. The following rules apply:

(a)
Specified Date Payments. Payment from each Specified Date Account will be made (or will commence) as of the first day of the month or year specified in the Participant’s Deferral Election. Unless a Participant properly elects an alternative form of payment in accordance with Articles IV and V, payment under this paragraph will be made in a single lump sum. Alternative forms of payment include a series of substantially equal annual installments payable over two (2) to five (5) years. For purposes of Articles IV and V, a series of installment payments will be treated as a single form of payment. All Specified Date Accounts that have not been paid as of the date of the Participant’s Separation from Service, death, or Change in Control will be paid as provided under (b) or (c) below.

(b)
Separation Benefit. Payment of a Participant’s entire remaining Account will be made, in accordance with the Participant’s proper election made in accordance with Articles IV and V, as a combination of (i) a lump sum payment between 0% and 100% of the Account Balance, payable during the earlier of the January or July that is at least seven (7) months after the month in which the Participant Separates from Service, plus (ii) any remaining Account Balance payable in a series of substantially equal annual installments from two (2) to ten (10) years, beginning the first anniversary of the payment of the lump sum. Any combination lump sum plus installment payments elected by the Participant will be treated as a single form of payment for purposes of Articles IV and V. If a proper election has not been made by the Participant as described above, the lump sum payment shall equal 100% of the Account Balance.

FPIC Insurance Group, Inc. 2005 Deferred Compensation Plan

(c)
Death Benefit. Payment to a Participant’s Beneficiary(ies) in the event of death shall be paid in a single lump sum, payable on the first day of the second month following the receipt by the Company of notice of the Participant’s death.

2.24
Performance-Based Compensation. Performance-Based Compensation means Compensation where the amount of, or entitlement to, the Compensation is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least twelve (12) consecutive months in which the Participant performs services for the Company. Organizational or individual performance criteria are considered pre-established if established in writing by not later than ninety (90) days after the commencement of the period of service to which the criteria relate, provided that the outcome is substantially uncertain at the time the criteria are established. Performance-Based Compensation may include payments based on performance criteria that are not approved by the Board of Directors or by the stockholders of the Company. Performance-Based Compensation does not include any amount or portion of any amount that will be paid either regardless of performance, or based upon a level of performance that is substantially certain to be met at the time the criteria is established. Performance criteria may be subjective but must relate to the performance of the Participant, a group of Employees that includes the Participant, the Company or an Affiliate, or a business unit (which may include the Company or an Affiliate) for which the Participant provides services. The determination that any subjective performance criteria have been met shall not be made by the Participant or by a family member of the Participant, or by a person under the supervision of the Participant or a Participant’s family members where any amount of the compensation of such person is controlled in whole or in part by the Participant or such family member. Compensation based on Company or Affiliate stock may constitute Performance-Based Compensation if it is based solely on an increase in the value of such stock after the date of grant or award. The determination of whether Compensation qualifies as “Performance-Based Compensation” will be made in accordance with Prop. Treas. Reg. Section 1.409A-1(e) and subsequent guidance.

2.25	Plan. Plan means the “FPIC Insurance Group, Inc. Deferred Compensation Plan” as amended and restated from time to time.

2.26	Plan Administrator. Plan Administrator means the Committee, or such individuals appointed by the Committee, acting pursuant to the powers and authority granted under Section 9.1 of the Plan.

2.27	Plan Year. Plan Year means January 1 through December 31.

2.28	Retirement. Retirement means Separation from Service after attaining age 62.

2.29
Separation Benefit. Separation Benefit shall mean a payment from a Participant’s Separation Account to such Participant due to such Participant’s Separation from Service. Payment of a Separation Benefit will be made as provided in Section 8.2 of the Plan.

FPIC Insurance Group, Inc. 2005 Deferred Compensation Plan

2.30	Separation Account. Separation Account means an Account established by the Plan Administrator to record the amount payable to a Participant due to his or her Separation from Service.

2.31
Separation from Service (or “Separates from Service”). An Employee incurs a Separation from Service (Separates from Service) when he or she ceases to be an employee of the Company or any of its Affiliates other than due to death or Disability. A Director or advisory board member incurs a Separation from Service (Separates from Service) on the first day the Director is no longer performing services for the Company in the capacity of a Director. The occurrence of a Separation from Service is determined by the Plan Administrator under the facts and circumstances and in accordance with Code Section 409A.

An Employee’s absence from work due to military leave, sick leave, or other bona fide leave of absence (such as temporary employment by the government) shall not constitute a Separation from Service if the period of such leave does not exceed six months or such longer period as is provided either by statute or by contract. If the period of leave exceeds six months and the Employee’s right to reemployment (or reinstatement in the case of a Director) after such extended leave is not provided either by statute or by contract, the Employee shall be deemed to have incurred a Separation from Service on the first day immediately following such six-month period.

An Employee not described under the preceding leave of absence provisions is deemed to have incurred a Separation from Service if he or she provides services to the Company or an Affiliate at an annual rate that is less than 20% of the services rendered, on average, during the immediately preceding three full calendar years of employment (or the actual period of employment, if less than three years) and the annual remuneration for such services is at least equal to 20% of the average annual remuneration earned, on average, during the immediately preceding three full calendar years of employment (or the actual period of employment, if less than three years).

Where an Employee continues to provide services to a previous employer in a capacity other than as an employee, a Separation from Service will not be deemed to have occurred if the former employee is providing services at an annual rate that is 50% or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or the actual period of employment, if less than three years) and the annual remuneration for such services is 50% or more of the average annual remuneration earned during the final three full calendar years of employment (or the actual period of employment, if less than three years). For these purposes, the annual rate of providing services is determined based upon the measurement used to determine the service provider’s base compensation (e.g., amounts of time required to earn a salary, hourly wages, or payments for specific projects).

A Director will not be considered to have a Separation from Service unless the termination of his or her contractual relationship with the Company and its Affiliates constitutes a good-faith and complete termination of the contractual relationship. A good

FPIC Insurance Group, Inc. 2005 Deferred Compensation Plan

faith and complete termination of the contractual relationship shall not exist if the Director anticipates a renewal of the contractual relationship or the Director becoming an employee of the Company or any of its Affiliates.

2.32
Specified Date Account. A Specified Date Account means an Account established pursuant to Section 4.4 that will be paid (or that will commence to be paid) at a future date as specified in the Participant’s Deferral Election. Unless otherwise determined by the Plan Administrator, a Participant may maintain no more than five (5) Specified Date Accounts. A Specified Date Account may be identified in enrollment materials as an “In-Service Account”.

2.33	Substantial Risk of Forfeiture. Substantial Risk of Forfeiture shall have the meaning specified in Prop. Treas. Reg. Section 1.409A-1(d).

2.34
Unforeseeable Emergency. An Unforeseeable Emergency is a severe financial hardship of the Participant or Beneficiary resulting from an illness or accident of the Participant or Beneficiary, the Participant’s or Beneficiary’s spouse, or the Participant’s or Beneficiary’s dependent (as defined in Code section 152(a)); loss of the Participant’s or Beneficiary’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or Beneficiary. For example, the imminent foreclosure of or eviction from the Participant’s or Beneficiary’s primary residence may constitute an Unforeseeable Emergency. In addition, the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication, may constitute an Unforeseeable Emergency. Finally, the need to pay for the funeral expenses of a spouse or a dependent (as defined in Code section 152(a)) may also constitute an Unforeseeable Emergency. Except as otherwise provided in this section, the purchase of a home and the payment of college tuition are not Unforeseeable Emergencies. Whether a Participant or Beneficiary is faced with an Unforeseeable Emergency permitting a distribution under section 8.4 of the Plan is to be determined by the Plan Administrator based on the relevant facts and circumstances of each case, but, in any case, a distribution on account of Unforeseeable Emergency may not be made to the extent that such emergency is or may be reimbursed through insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of Deferrals under this Plan or another Company plan.

2.35	Valuation Date. Valuation Date shall mean each Business Day or such other dates as specified by the Plan Administrator.

2.36	Year of Service. A Year of Service shall mean each 12-month period of continuous service with the Company.

ARTICLE III

FPIC Insurance Group, Inc. 2005 Deferred Compensation Plan

Eligibility and Participation

3.1
Eligibility and Participation. An individual becomes eligible to file a Deferral Election upon becoming an Eligible Employee or Director. An Eligible Employee or Director becomes a Participant upon the earlier to occur of (i) a credit of Company Contributions under Article VI or (ii) filing his or her initial Deferral Election in accordance with Article IV.

3.2
Duration. A Participant shall be eligible to defer Compensation, and an Eligible Employee or Director shall be eligible to receive allocations of Company Contributions, subject to the terms of the Plan, for as long as such person is an Eligible Employee (or, in the case of a Director, Separates from Service). A Participant who is no longer an Eligible Employee or Director but continues to be employed by or provides services to the Company may not defer Compensation under the Plan but may otherwise exercise all of the rights of a Participant under the Plan with respect to his or her Account(s). On and after a Separation from Service, a Participant shall remain a Participant as long as his or her Account Balance is greater than zero and during such time may continue to make allocation elections as provided in Section 7.2. An individual shall cease being a Participant in the Plan when all benefits under the Plan to which he or she is entitled have been paid.

3.3
Revocation of Future Participation. Notwithstanding the provisions of Section 3.2, the Committee may, in its discretion, revoke a Participant’s eligibility to make future Deferrals under this Plan. Such revocation will not affect in any manner a Participant’s Account Balance or other terms of this Plan.

FPIC Insurance Group, Inc. 2005 Deferred Compensation Plan

ARTICLE IV
Deferral Elections

4.1	Deferral Elections, Generally.

(a)
An Eligible Employee or Director shall submit a Deferral Election during the enrollment periods established by the Plan Administrator and in the manner specified by the Plan Administrator, but in any event, in accordance with Section 4.2. A Deferral Election that is not timely filed with respect to a service period or component of Compensation shall be considered void and shall have no effect with respect to such service period or Compensation.

(b)
Each Deferral Election will specify the amount of Deferrals and the allocation of Deferrals to the Participant’s subaccounts. A Participant may specify in his or her initial Deferral Election the Payment Schedule for each Account in the manner set forth in Section 4.4. If the time and form of payment for any Account is not specified in a Deferral Election, the time and form of payment shall be the time and form specified in Section 2.24.

4.2	Timing Requirements for Deferral Elections.

(a)
First Year of Eligibility. Upon becoming an Eligible Employee or Director, and subject to this paragraph (a), the Eligible Employee or Director has up to 30 days to submit a Deferral Election with respect to Compensation earned during such year. The Deferral Election described in this paragraph becomes irrevocable on the first day following such 30th day. An Eligible Employee or Director may file a Deferral Election under this Section 4.2(a) only if he or she does not participate in any other “account balance plan” as defined in Prop. Treas. Reg. Section 1.409A-1(c)(i)(A) maintained by the Company or an Affiliate, other than as permitted in Prop. Treas. Reg. Section 1.409A-1(c)(ii).

Except as described in paragraph (e) below, a Deferral Election filed under this Section 4.2(a) applies to Compensation earned on and after the date the Deferral Election becomes irrevocable. For Compensation that is earned based upon a specified performance period (e.g., over a calendar year or fiscal year), where a Deferral Election is made in the first year of eligibility but after the beginning of the service period, unless the Compensation may be timely deferred under this Section 4.2(c), the election will be deemed to apply to Compensation paid for services performed subsequent to the election if the election applies to the portion of the Compensation equal to the total amount of the Compensation for the service period multiplied by the ratio of the number of days remaining in the performance period after the Deferral Election becomes irrevocable over the total number of days in the performance period.

(b)	Prior Year Deferrals. Eligible Employees, Directors and Participants may defer Compensation by filing a Deferral Election no later than December 31 of the year

FPIC Insurance Group, Inc. 2005 Deferred Compensation Plan

prior to the year in which such Compensation is earned. A Deferral Election described in this paragraph shall become irrevocable with respect to such Compensation as of January 1 of the year in which such Compensation is earned.

(c)
Effective for the 2007 calendar year only (and any other performance period selected by the Plan Administrator), a Deferral Election may be filed with respect to Performance-Based Compensation, provided that:

(i)
the Participant performs services continuously from a date no later than the first date of the period for which the performance criteria for such Performance-Based Compensation are measured through a date no earlier than the date upon which the Participant submits a Deferral Election;

(ii)	the Deferral Election is submitted no later than the date that is six months before the end of the performance period during which such Performance-Based Compensation is earned; and

(iii)	in no event may an election to defer Performance-Based Compensation be made after such Performance-Based Compensation has become both substantially certain to be paid and readily ascertainable.

A Deferral Election becomes irrevocable with respect to Performance-Based Compensation as of the day immediately following the date described in paragraph (c)(ii).

(d)
Short-Term Deferrals. If permitted by the Plan Administrator, in its sole discretion, compensation that meets the definition of a “short-term deferral” described in Prop. Treas. Reg. Section 1.409A-1(b)(4) may be deferred under a Deferral Election filed not later than twelve (12) months prior to the date on which the Substantial Risk of Forfeiture lapses. The Payment Schedule for such Deferral must specify a commencement date no earlier than five (5) years after the forfeiture restriction lapses.

(e)
Unforeseeable Emergency/Hardship Withdrawal. If the Participant incurs an Unforeseeable Emergency under this Plan or if the termination of a deferral election under this Plan is required for the Participant to obtain a hardship distribution under the Company’s or an Affiliate’s qualified retirement plan containing a qualified cash or deferred arrangement under Code Section 401(k), then any Deferral Election shall immediately terminate with respect to Compensation earned during the remainder of such Plan Year.

(f)
Transition Relief; Deferral Elections Filed by March 15, 2005. Notwithstanding the foregoing and any other provisions in the Plan concerning timing of initial deferral elections to the contrary, the Plan Administrator has the authority, pursuant to transition relief provided in Q&A 21 of Notice 2005-1, to permit Participants to make or modify Deferral Elections with respect to Deferrals

FPIC Insurance Group, Inc. 2005 Deferred Compensation Plan

subject to Code Section 409A that relate all or in part to services performed on or before December 31, 2005, so long as: (i) a Deferral Election with respect to such compensation is properly filed with the Plan Administrator prior to March 15, 2005; and (ii) the amounts to which the Deferral Election relate have not been paid or become payable prior to the election.

(g)
Transition Relief; Revocation, Termination During 2005. Notwithstanding any provisions in the Plan concerning the prohibition of payments to Participants upon a termination of participation in the Plan or the cancellation of a Deferral Election during a Plan Year to the contrary, the Plan Administrator has the authority, pursuant to transition relief provided in Q&A 20 of Notice 2005-1, to permit a Participant, pursuant to procedures established by the Plan Administrator, to: (i) elect to terminate, or partially terminate, participation in the Plan and receive payment of that portion of his or her vested Account Balance payable under the Plan corresponding to the portion of the Plan to which the termination applies; or (ii) elect to cancel or reduce a Deferral Election with regard to amounts subject to Code Section 409A. An election by a Participant permitted in (i) or (ii) above, shall be made and shall result in payment no later than December 31, 2005.

4.3
“Evergreen” Deferral Elections. The Plan Administrator, in its discretion, may provide in the Deferral Election that such Deferral Election will continue in effect for each subsequent year or performance period. Such “evergreen” Deferral Elections will become effective with respect to an item of Compensation on the date such election becomes irrevocable under Section 4.2. An evergreen Deferral Election may be terminated or modified prospectively with respect to Compensation for which such election remains revocable under Section 4.2. A Participant whose Deferral Election is suspended due to an Unforeseeable Emergency will be required to file a new Deferral Election under this Article IV in order to continue making Deferrals under the Plan.

4.4
Specified Date Elections. A Participant’s Deferral Election may establish a Specified Date Account by allocating deferrals and contributions to such Account and specifying the Payment Schedule for Deferrals and Earnings credited to such Account.

(a)
Allocation of Deferrals. A Deferral Election may allocate Deferrals to one or more Specified Date Accounts. The Plan Administrator may, in its discretion, establish a minimum deferral period (for example, the third Plan Year following the year Compensation subject to the Deferral Election is earned).

(b)
Effect of Earlier Separation from Service or Death. In the event of a Separation from Service, or death, the unpaid balance of any Specified Date Account will be paid according to the Participant’s Deferral Election applicable to such triggering event.

4.5
Deductions from Pay. The Plan Administrator has the authority to determine the payroll practices under which any component of Compensation subject to a Deferral Election will be deducted from a Participant’s Compensation.

FPIC Insurance Group, Inc. 2005 Deferred Compensation Plan

ARTICLE V
Modifications to Payment Schedules

5.1
Participant’s Right to Modify. Subject to Section 5.2, a Participant may modify the Payment Schedule with respect to an Account, provided such modification complies with the requirements of Sections 5.1(a) and (b).

(a)
Time of Election. The date on which a modification election is submitted to the Plan Administrator must be at least twelve (12) months prior to the date on which payment commences under the Payment Schedule in effect for the applicable Account prior to modification, and the date payments commence under the modified Payment Schedule must occur no earlier than five (5) years after the date payment would have commenced under the Payment Schedule in effect prior to the effective date of the modification election. Under no circumstances may a modification election result in an acceleration of payments in violation of Code Section 409A.

(b)
Effective Date.  Once received by the Plan Administrator, a modification election described in Section 5.1(a) may not be further modified, except by new election under 5.1(a). A modification election becomes effective on the date that is twelve (12) months after the date the modification is received by the Plan Administrator.

(c)	Effect on Accounts. An election to modify a Payment Schedule is specific to the Account to which it applies, and shall not be construed to affect the Payment Schedules of any other Accounts.

(d)
Effect of Modification Election Upon Death or Disability.  A modification to the form of payment from any Account that would also change the form of payment upon the Participant’s death will be effective at the time specified in Section 5.1(b) above. Payment will be made in accordance with Section 2.23, without regard to the five-year requirement specified in Section 5.1(a).

5.2
Modifications Authorized Under Notice 2005-1, Notice 2006-79 and Proposed Regulations. Notwithstanding any provision of this Plan to the contrary, during calendar year 2006 and 2007, a Participant may modify any Payment Schedule of any Account without regard to the requirements of Section 5.1(a) and (b); provided, however, that any modification election purporting to modify an Account with a Payment Schedule commencing during the same Plan Year as the Plan Year during which the election to modify is made, or which would cause the commencement date of the Payment Schedule for an Account to be accelerated into the same Plan Year as the Plan Year during which the election to modify is made shall be null and void to the extent such election is inconsistent with the requirements of Code Section 409A. The Plan Administrator has the authority to prescribe the time and manner under which such modifications may be made.

FPIC Insurance Group, Inc. 2005 Deferred Compensation Plan

ARTICLE VI
Company Contributions

6.1
Company Contributions. The Company may, from time to time in its sole and absolute discretion, credit Company Contributions to any Participant in any amount determined by the Company. Such contributions will be credited to a Participant’s Separation Account.

6.2
Vesting. Company Contributions, and the Earnings thereon, shall vest in accordance with the vesting schedule(s) established by the Committee at the time the Company Contribution is made. All Company Contributions shall become 100% vested upon the occurrence of the earliest of: (i) the death of the Participant; (ii) Retirement of the Participant, (iii) Separation from Service within thirty six (36) months after a Change in Control or (iv) termination of the Plan following a Change in Control. The Company may, at any time, in its sole discretion, increase a Participant’s vested interest in a Company Contribution. The portion of a Participant’s Accounts that remains unvested upon his or her Separation from Service after the application of the terms of this Section 6.2 shall be forfeited.

ARTICLE VII
Valuation of Account Balances; Investments

7.1
Valuation. Deferrals shall be credited to appropriate Accounts on the date such Compensation would have been paid to the Participant absent the Deferral Election. Company Contributions shall be credited in accordance with the provisions of Article VI, as determined by the Plan Administrator. Valuation of Accounts shall be performed under procedures approved by the Plan Administrator.

7.2
Earnings Credit. Each Account will be credited with Earnings on each Business Day, based upon the Participant’s investment allocation among a menu of investment options selected in advance by the Plan Administrator, in accordance with the provisions of this Section 7.2 (“investment allocation”).

(a)
Investment Options. Investment options will consist of actual investments, which may include stocks, bonds, mutual fund shares, and other investments. The Committee, in its sole discretion, shall be permitted to add or remove investment funds from the Plan menu from time to time provided that any such additions or removals of investment funds shall not be effective with respect to any period prior to the effective date of such change.

(b)
Investment Allocations. A Participant’s investment allocation constitutes a deemed, not actual, investment among the investment options comprising the investment menu. At no time shall a Participant have any real or beneficial ownership in any investment option included in the investment menu, nor shall the Company or any

FPIC Insurance Group, Inc. 2005 Deferred Compensation Plan

trustee acting on its behalf have any obligation to purchase actual securities as a result of a Participant’s investment allocation. A Participant’s investment allocation shall be used solely for purposes of adjusting the value of a Participant’s Account Balances.

A Participant’s Deferral Election shall specify the investment allocation for Deferrals. Deferrals may be allocated among the investment options in increments of 1%. The Participant’s investment allocation will become effective on the same Business Day or, in the case of investment allocations received after a time specified by the Plan Administrator, the next Business Day. The investment allocation specified in such Deferral Election will remain in effect until the Participant modifies the investment allocation in accordance with procedures adopted by the Plan Administrator.

Participants also may re-allocate current Account Balances among the investment options in increments of 1% by filing a new investment allocation at the time and in the form specified by the Plan Administrator. The Participant’s investment allocation will become effective on the same Business Day or, in the case of investment allocations received after a time specified by the Plan Administrator, the next Business Day. The investment allocation shall apply prospectively to the Account or Accounts identified in the allocation.

(c)
Unallocated Deferrals and Accounts. If any portion of a Deferral or Account Balance has not been allocated to an investment option, such portion shall be invested in an investment option, the primary objective of which is the preservation of capital, as determined by the Committee.

ARTICLE VIII
Distribution and Withdrawals

8.1
Specified Date Accounts. Subject to Section 4.4(b) the vested Account Balance of each Specified Date Account will be paid in accordance with the Payment Schedule in effect for such Account and the provisions of Sections 8.6.

8.2
Separation Payments. In the event of the Participant’s Separation from Service prior to receiving all payments from his or her Accounts, the Participant’s remaining Account Balance will be paid in accordance with the Payment Schedule in effect for the Separation Benefit and the provisions of Sections 8.6. If the Separation from Service occurs after a Change in Control, payment will be made in accordance with Section 8.5.

8.3
Death Benefit. In the event of the Participant’s death prior to receiving all payments from his or her Accounts, the Participant’s remaining Account Balances will be paid in a single lump sum as provided in Section 2.23 to the Participant’s Beneficiaries.

FPIC Insurance Group, Inc. 2005 Deferred Compensation Plan

8.4
Unforeseeable Emergency. A Participant shall submit a written notification to the Plan Administrator to receive a distribution from his or her vested Accounts if the Participant experiences an Unforeseeable Emergency. Distributions of amounts in the event of an Unforeseeable Emergency are limited to the extent reasonably needed to satisfy the emergency need which cannot be met from other sources. The amount of such distribution shall be subtracted first from the vested portion of the Participant's Separation Account until depleted and then from the vested Specified Date Accounts, beginning with the Specified Date Account with the latest payment commencement date. For purposes of the preceding sentence, any minimum deferral requirement specified in the Plan or Section 5.1 shall not apply. A distribution under this paragraph shall be considered mandatory until such time as the Plan Administrator determines that distributions upon Unforeseeable Emergency may be made on a discretionary basis under Code Section 409A (at which point they will become discretionary and payable upon the Company’s receipt of proper application of the Participant).

8.5
Change in Control. Regardless of his or her Deferral Election, a Participant who incurs a Separation from Service within thirty-six (36) months following the date of a Change in Control shall receive payment of his or her Accounts in a single lump sum at the time specified in Section 2.23(b) and in accordance with the provisions of Section 8.6.

8.6	Valuation and Payment. Payment amounts will be based on the valuation of the applicable vested Account Balance as of the Valuation Date specified by the Plan Administrator in its discretion.

Payment is treated as made upon the payment commencement date under the applicable Payment Schedule if the payment is made on or after such date in the same calendar year or by March 15 of the calendar year following the date specified under the arrangement.  If a calculation of the amount of the payment is not administratively practical due to events beyond the control of the Participant, a Beneficiary or the Participant’s estate, the payment will be treated as made upon the date specified under the Payment Schedule if the payment is made during the first calendar year in which the payment becomes administratively practicable.

8.7
Installments; Declining Balance Calculation. If a Payment Schedule specifies installment payments, annual payments will be made beginning as of the payment commencement date for such installments and shall continue on each anniversary thereof until the number of installment payments specified in the Payment Schedule has been paid. The amount of each installment payment shall be determined by dividing (a) by (b):

(a)	equals the Account Balance as of the Valuation Date and
(b)	equals the remaining number of installment payments.

8.8	“De Minimis Account” Balance. Any provision in this Plan to the contrary notwithstanding, payment to a Participant or Beneficiary will be made in a single lump

FPIC Insurance Group, Inc. 2005 Deferred Compensation Plan

sum, provided (i) the payment accompanies the payment of the entirety of the Participant’s interest in the Plan and all similar arrangements that constitute a nonqualified deferred compensation arrangement under Prop. Treas. Reg. Section 1.409A-1(c); and (ii) the payment is not greater than $25,000. Payment under this Section shall be made on or before the later of December 31 of the calendar year in which occurs the Participant’s Separation from Service (if applicable), or the 15th day of the third month following the Participant’s Separation from Service (if applicable). Any Payment Schedule contrary to the provisions of this Section 8.8 shall be null and void.

8.9
Domestic Relations Order. Notwithstanding any benefit, Payment Schedule or other provision of this Plan regarding the time and form of payment, and to the extent permitted by Code Section 409A, the Plan Administrator may pay all or a portion of a Participant’s Accounts to an “alternate payee” as specified under the terms of a domestic relations order (defined in Code Section 414(p)(1)(B)). If a time or form of payment is not specified in such order, payment will be made to such alternate payee(s) in a single lump sum as soon as is administratively practical following the Plan Administrator’s determination that the order meets the requirements of this Section 8.9.

8.10
Payment of Employment Taxes. The Plan Administrator may permit payment of (i) Federal Insurance Contributions Act (FICA) tax imposed on Deferrals and Company Contributions (ii) any related federal, state, local and foreign tax law withholding obligations arising in connection with payment of the FICA Amount (as defined under Treasury regulations), and (iii) to pay the additional income tax at the source on wages attributable to the pyramiding of wages and taxes as a result of payments under (i) and (ii). The total amount of the payment under this Section shall not exceed the FICA Amount and the income tax withholding related to the FICA Amount.

8.11	Permissible Payment Delays. The Company will delay any payment to a Participant upon the Company’s reasonable anticipation of one or more of the following:

(a)
The Company’s income tax deduction with respect to such payment would be limited or eliminated by application of Code Section 162(m); provided that such payment will be made either at the earliest date on which the Company reasonably anticipates that the deduction will not be so limited or eliminated or the calendar year in which the Participant incurs a Separation from Service; or

(b)
Making such payment after a Change in Control would violate a term of a loan agreement to which the Company or an Affiliate is a party, or other similar contract to which the Company, or an Affiliate, is a party, and such violation would cause material harm to the Company or an Affiliate; provided that payment will be made at the earliest date on which the Company reasonably anticipates that making the payment will not cause such violation or such violation will not cause material harm to the Company and subject to such other requirements as are specified under Code Section 409A; or

(c)	Making such payment would violate federal securities laws or other applicable law; provided that payment will be made at the earliest date which the Company

FPIC Insurance Group, Inc. 2005 Deferred Compensation Plan

anticipates that the making of the payment will not cause such violation, and subject to such other requirements as are specified under Code Section 409A.

ARTICLE IX
Administration

9.1
Plan Administration. This Plan shall be administered by the Plan Administrator which shall have discretionary authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and to utilize its discretion to decide or resolve any and all questions, including but not limited to eligibility for benefits and interpretations of this Plan and its terms, as may arise in connection with the Plan. Claims for benefits shall be filed with the Plan Administrator and resolved in accordance with the claims procedures in Article XII.

The Company shall, with respect to the Plan Administrator identified under this Section or Section 9.2, (i) pay all reasonable expenses and fees of the Plan Administrator, (ii) indemnify the Plan Administrator (including individual Committee members) against any costs, expenses and liabilities including, without limitation, attorneys’ fees and expenses arising in connection with the performance of the Plan Administrator hereunder, except with respect to matters resulting from the Plan Administrator’s gross negligence or willful misconduct and (iii) supply full and timely information to the Plan Administrator on all matters related to the Plan, any rabbi trust, Participants, Beneficiaries and Accounts as the Plan Administrator may reasonably require.

9.2
Administration Upon Change in Control. Upon a Change in Control, the individuals serving on the Committee immediately prior to such Change in Control, shall continue to act as the Committee until their death, disability, resignation or removal. After a Change in Control (i) members of the Committee may not be added except to replace a former member who has ceased to serve and (ii) such replacement members shall be appointed, and members of the Committee may only be removed, by a majority of the persons who are serving on the Board of Directors of the Company immediately prior to such Change in Control.

9.3
Withholding. The Company shall have the right to withhold from any payment due under the Plan (or any amount deferred into the Plan) any taxes required by law to be withheld in respect of such payment (or Deferral).

9.4
Indemnification. The Company shall indemnify and hold harmless each employee, officer, director, agent or organization, to whom or to which it delegated duties, responsibilities, and authority under the Plan or otherwise with respect to administration of the Plan, including, without limitation, the Plan Administrator, the Committee and their agents, against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon him or it (including but not limited to reasonable attorney fees) which arise as a result of his or its actions or failure to act in connection with the operation and administration of the Plan to the extent lawfully allowable and to the extent

FPIC Insurance Group, Inc. 2005 Deferred Compensation Plan

that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased or paid for by the Company. Notwithstanding the foregoing, the Company shall not indemnify any person or organization if his or its actions or failure to act are due to gross negligence or willful misconduct or for any such amount incurred through any settlement or compromise of any action unless the Company consents in writing to such settlement or compromise.

9.5
Delegation of Authority. In the administration of this Plan, the Plan Administrator may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with legal counsel who may be legal counsel to the Company.

9.6
Binding Decisions or Actions. The decision or action of the Plan Administrator in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations thereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

FPIC Insurance Group, Inc. 2005 Deferred Compensation Plan

ARTICLE X
Amendment and Termination

10.1	Amendment and Termination. The Company may at any time and from time to time amend the Plan or may terminate the Plan as provided in this Section 10.1.

(a)
Amendments. The Company, by action taken by its Board of Directors, may amend the Plan at any time, provided that any such amendment shall not reduce the vested Account Balances of any Participant accrued as of the date of any such amendment or restatement (as if the Participant had incurred a voluntary Separation from Service on such date) or reduce any rights of a Participant under the Plan or other Plan features with respect to Deferrals made prior to the date of any such amendment or restatement without the consent of the Participant. The Board of Directors may delegate to the Plan Administrator the authority to amend the Plan without the consent of the Board of Directors for the purpose of (i) conforming the Plan to the requirements of law, (ii) to facilitate administration, (iii) to clarify provisions based on the Plan Administrator’s interpretation of the document and (iv) to make such other amendments as the Board of Directors may authorize. Notwithstanding the foregoing, the Plan may not be amended after a Change in Control, except to the extent necessary to comply with the requirements of law and then only if such amendment does not reduce the Account Balances (whether vested or unvested) or rights of any Participant or Beneficiary.

(b)
Termination. The Company, by action taken by its Board of Directors , may terminate the Plan and pay Participants and Beneficiaries their Account Balances in a single lump sum at any time under the following conditions and provided the Company complies with the vesting requirements of Section 6.2.

(1)
Company’s Discretion. The Company may terminate the Plan in its discretion, provided that (i) all arrangements sponsored by the Company that would be aggregated with any terminated arrangement under Prop. Treas. Regulation Section 1.409A-1(c) if the same Participant participated in all of the arrangements, are terminated; (ii) no payments other than payments that would be payable under the terms of the arrangements if the termination had not occurred are made within 12 months of the termination of the arrangements (iii) all payments are made within 24 months of the termination of the arrangements, and (iv) the Company or its Affiliates do not adopt a new arrangement that would be aggregated with any terminated arrangement under Section 1.409A-1(c) if the same Participant participated in both arrangements, at any time within five years following the date of termination of the arrangement.

(2)
Change in Control. The Company may terminate the Plan within the thirty (30) days preceding or the twelve months following a Change in Control (as defined in Section 1.409A-2(g)(4)(i)). For purposes of this

FPIC Insurance Group, Inc. 2005 Deferred Compensation Plan

paragraph, a Change in Control shall be defined as provided in Prop. Treas. Reg. Section 1.409A-2(g)(4)(i). The Plan is considered terminated under this paragraph only if all substantially similar arrangements are terminated, and all participants under such arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve months of the termination of such arrangements.

(3)
Dissolution; Bankruptcy Court Order. The Company may terminate the Plan within 12 months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 403(b)(1)(A), provided that the vested Account Balances are included in Participants’ gross incomes in the latest of (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture, or (iii) the first calendar year in which the payment is administratively practicable.

10.2
Accounts Taxable Under Code Section 409A. The Plan is intended to constitute a plan of deferred compensation that meets the requirements for deferral of income taxation under Code Section 409A. The Plan Administrator, pursuant to its authority to interpret the Plan, may sever from the Plan or any Deferral Election any provision or exercise of a right that otherwise would result in a violation of Code Section 409A. If, after application of the preceding sentence, the Plan Administrator determines that a Participant’s Accounts are taxable or if such Participant receives a notice of deficiency from the Internal Revenue Service due to a violation of Code Section 409A, such Participant will receive payment from his or her Accounts in a single lump sum. The amount of the payment shall not exceed the lesser of (i) the Participant’s Account Balance or (ii) an amount equal to the amount of income included in taxable income as a result of such violation, plus an additional amount, to the extent permissible under Treasury Department regulations, for penalties under Code Section 409A, other taxes and interest or other costs. Payment under this Section 10.2, including the amount of any taxes, penalties, interest or other costs, shall be applied against the Participant’s Accounts and shall constitute fulfillment of the Company’s payment obligation to such Participant under the Plan to the extent of any such payments.

ARTICLE XI
Informal Funding

11.1
General Assets. Obligations established under the terms of the Plan may be satisfied from the general funds of the Company, an Affiliate, or a trust described in Section 11.2. No Participant, spouse or Beneficiary shall have any right, title or interest whatever in assets of the Company or an Affiliate. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company or its Affiliates and any Employee, spouse, or Beneficiary. To the extent that any person acquires a right to receive

FPIC Insurance Group, Inc. 2005 Deferred Compensation Plan

payments from the Company hereunder, such rights are no greater than the right of an unsecured general creditor of the Company.

11.2
Rabbi Trust. The Company or an Affiliate may, at its sole discretion, establish a grantor trust, commonly known as a rabbi trust, as a vehicle for accumulating assets to pay benefits under the Plan. Payments under the Plan may be paid from the general assets of the Company or from the assets of any such rabbi trust. Payment from any such source shall reduce the Company’s obligation to the Participant or Beneficiary under the Plan.

11.3
Affiliate Contribution. If an Eligible Employee or Director of an Affiliate becomes a Participant in this Plan, the applicable Affiliate shall promptly forward all deferrals elected hereunder to the Company and shall provide to the Company, upon request, its allocable share of any Company Contribution for any such Participant.

FPIC Insurance Group, Inc. 2005 Deferred Compensation Plan

ARTICLE XII
Claims

12.1
Filing a Claim. Any controversy or claim arising out of or relating to the Plan shall be filed in writing with the Plan Administrator which shall make all determinations concerning such claim. Any claim filed with the Plan Administrator and any decision by the Plan Administrator denying such claim shall be in writing and shall be delivered to the Participant or Beneficiary filing the claim (the “Claimant”).

12.2
In General. Notice of a denial of benefits (other than Disability benefits) will be provided within ninety (90) days of the Plan Administrator’s receipt of the Claimant's claim for benefits. If the Plan Administrator determines that it needs additional time to review the claim, the Plan Administrator will provide the Claimant with a notice of the extension before the end of the initial ninety (90) day period. The extension will not be more than ninety (90) days from the end of the initial ninety (90) day period and the notice of extension will explain the special circumstances that require the extension and the date by which the Plan Administrator expects to make a decision.

12.3
Contents of Notice. If a claim for benefits is completely or partially denied, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language. The notice shall (i) cite the pertinent provisions of the Plan document and (ii) explain, where appropriate, how the Claimant can perfect the claim, including a description of any additional material or information necessary to complete the claim and why such material or information is necessary. The claim denial also shall include an explanation of the claims review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse decision on review.

12.4
Appeal of Denied Claims. A Claimant whose claim has been completely or partially denied shall be entitled to appeal the claim denial by filing a written appeal with a committee designated by the Committee to hear such appeals (the “Appeals Committee). A Claimant who timely requests a review of the denied claim (or his or her authorized representative) may review, upon request and free of charge, copies of all documents, records and other information relevant to the denial and may submit written comments, documents, records and other information relevant to the claim to the Appeals Committee. All written comments, documents, records, and other information shall be considered “relevant” if the information (i) was relied upon in making a benefits determination,(ii) was submitted, considered or generated in the course of making a benefits decision regardless of whether it was relied upon to make the decision, or (iii) demonstrates compliance with administrative processes and safeguards established for making benefit decisions. The Appeals Committee may, in its sole discretion and if it deems appropriate or necessary, decide to hold a hearing with respect to the claim appeal.

(a)
In General.  Appeal of a denied benefits claim (other than a Disability benefits claim) must be filed in writing with the Appeals Committee no later than sixty (60) days after receipt of the written notification of such claim denial. The

FPIC Insurance Group, Inc. 2005 Deferred Compensation Plan

Appeals Committee shall make its decision regarding the merits of the denied claim within sixty (60) days following receipt of the appeal (or within one hundred and twenty (120) days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Appeals Committee expects to render the determination on review. The review will take into account comments, documents, records and other information submitted by the Claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination.

(b)
Contents of Notice. If a benefits claim is completely or partially denied on review, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language. The decision on review shall set forth (i) the specific reason or reasons for the denial, (ii) specific references to the pertinent Plan provisions on which the denial is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, or other information relevant (as defined above) to the Claimant’s claim, and (iv) a statement describing any voluntary appeal procedures offered by the plan and a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.

(c)
Authority of Appeals Committee; Fees and Expenses. The Appeals Committee shall have the exclusive authority at the appeals stage to interpret the terms of the Plan and resolve appeals under the Claims Procedure.

The Company shall, with respect to the Plan Administrator identified under this Section, (i) pay all reasonable expense and fees of the Appeals Committee, (ii) indemnify the Appeals Committee (including individual committee members) against any costs, expenses and liabilities including, without limitation, attorneys’ fees and expenses arising in connection with the performance of the Appeals Committee hereunder, except with respect to matters resulting from the Appeals Committee’s gross negligence or willful misconduct and (iii) supply full and timely information to the Appeals Committee on all matters related to the Plan, any rabbi trust, Participants, Beneficiaries and Accounts as the Appeals Committee may reasonably require.

12.5
Legal Action. A Claimant may not bring any legal action, including commencement of any arbitration, relating to a claim for benefits under the Plan unless and until the Claimant has followed the claims procedures under the Plan and exhausted his or her administrative remedies under such claims procedures.

If a Participant or Beneficiary prevails in a legal proceeding brought under the Plan to enforce the rights of such Participant or any other similarly-situated Participant or

FPIC Insurance Group, Inc. 2005 Deferred Compensation Plan

Beneficiary, in whole or in part, the Company shall reimburse such Participant or Beneficiary for all legal costs, expenses, attorneys’ fees and such other liabilities incurred as a result of such proceedings.

12.6	Discretion of Committee. All interpretations, determinations and decisions of the Appeals Committee with respect to any claim shall be made in its sole discretion, and shall be final and conclusive.

12.7	Arbitration.

(a)
Before a Change in Control. If, prior to a Change in Control, any dispute, controversy or claim between the Company or any Affiliate and a Participant or Beneficiary out of or relating to or concerning the provisions of the Plan is not resolved through the claims procedure set forth in Article XII, such dispute, controversy or claim shall be settled by arbitration before a neutral arbitrator through arbitration administered by the American Arbitration Association in the location where the Company maintains its principal place of business, in accordance with the United States Arbitration Act (9 USC, § 1 et seq.) and the rules of the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. All awards of the arbitration shall be final, binding and non-appealable, and judgment upon the award of the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall take place at a time noticed by the American Arbitration Association regardless of whether one of the parties fails or refuses to participate. The arbitrator shall have authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, specific performance of any obligation created under this Plan, the issuance of an injunction or other provisional relief, or the imposition of sanctions for abuse or frustration of the arbitration process. The parties shall be entitled to engage in reasonable discovery, including a request for the production of relevant documents. Depositions may be ordered by the arbitrator upon a showing of need. The foregoing provisions shall not preclude the Company or Affiliate from bringing an action in any court of competent jurisdiction for injunctive or other provisional relief as the Company or Affiliate may determine is necessary or appropriate. The costs of the arbitrator shall be paid by the Company or Affiliate, but the Participant or Beneficiary shall be responsible for the costs of his or her advisors.

(b)
After Change in Control. If, after the occurrence of a Change in Control, any dispute, controversy or claim arises between a Participant or Beneficiary and the Company or an Affiliate out of or relating to or concerning the provisions of the Plan, such dispute, controversy or claim shall be finally settled by a court of competent jurisdiction which, notwithstanding any other provision of the Plan, shall apply a de novo standard of review to any determination made by the Company, the Board or the Appeals Committee (or their permitted delegatee).

FPIC Insurance Group, Inc. 2005 Deferred Compensation Plan

ARTICLE XIII
General Conditions

13.1
Anti-assignment Rule. Except to the extent permitted by Section 8.10, no interest of any Participant, spouse or Beneficiary under this Plan and no benefit payable hereunder shall be assigned as security for a loan, and any such purported assignment shall be null, void and of no effect, nor shall any such interest or any such benefit be subject in any manner, either voluntarily or involuntarily, to anticipation, sale, transfer, assignment or encumbrance by or through any Participant, spouse or Beneficiary.

13.2
No Legal or Equitable Rights or Interest. No Participant or other person shall have any legal or equitable rights or interest in this Plan that are not expressly granted in this Plan. Participation in this Plan does not give any person any right to be retained in the service of the Company, any Affiliate, or any of the Company’s subsidiaries or affiliated companies. The right and power of the Company or an Affiliate to dismiss or discharge an Employee or Director is expressly reserved.

Notwithstanding the provisions of Section 10.2, the Company makes no representations or warranties as to the tax consequences to a Participant or a Participant’s beneficiaries resulting from a deferral of income pursuant to the Plan.

13.3
No Employment Contract. Nothing contained herein shall be construed to constitute a contract of employment between an Employee and the Company, an Affiliate, or any of the Company’s subsidiaries or affiliated companies.

13.4
Notice. Any notice or filing required or permitted to be delivered to the Plan Administrator under this Plan shall be delivered in writing, in person, or through such electronic means as is established by the Plan Administrator. Notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Written transmission by mail shall be sent to the Company or any Affiliate by certified mail to:

FPIC INSURANCE GROUP, INC
ATTN: GENERAL COUNSEL
225 WATER STREET, SUITE 1400
JACKSONVILLE, FLORIDA 32202

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing or hand-delivered, or sent by mail to the last known address of the Participant.

13.5	Headings. The headings of Sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

FPIC Insurance Group, Inc. 2005 Deferred Compensation Plan

13.6
Invalid or Unenforceable Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof and the Plan Administrator may elect in its sole discretion to construe such invalid or unenforceable provisions in a manner that conforms to applicable law or as if such provisions, to the extent invalid or unenforceable, had not been included.

13.7	Governing Law. To the extent not preempted by ERISA, the laws of the state in which the Company maintains its principal place of business shall govern the construction and administration of the Plan.

IN WITNESS WHEREOF, the undersigned executed this Plan as of the 9th day of March, 2007 to be effective as of the Effective Date.

FPIC Insurance Group, Inc.

By: Pamela D. Harvey            (Print Name)

Its: Vice President and Controller     (Title)

/s/ Pamela D. Harvey              (Signature)

CORP\1223588.2